Exhibit 99.1

For Immediate Release

Contact:	Mark H. Collin

Phone: 603-773-6612

Fax: 603-773-6605

Email: collin@unitil.com

Unitil Reports Year-End Earnings

Hampton, NH—February 3, 2006: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced earnings for the year ended December 31, 2005 of $8.4 million, an increase of 4.8% over 2004 earnings of $8.0 million. Earnings per share were $1.51 for 2005 compared with earnings of $1.45 per share for 2004. Unitil’s dividend in 2005 was $1.38 per share, representing an unbroken record of quarterly dividend payments since trading began in Unitil’s common stock.

“Unitil completed its key objectives for 2005 and posted solid financial performance, with earnings up almost 5% for the year,” said Robert G. Schoenberger, Chairman, President and Chief Executive Officer of Unitil. “We have the plan, the people and the technology to continue to provide best-in-class customer service and superior shareholder returns.”

Electric kilowatt-hour sales (kWh) increased 2.8% in 2005 compared to 2004, reflecting higher sales to both residential and commercial & industrial customers driven by growth and hotter summer weather in 2005. Natural gas firm therm sales increased 5.1% in 2005 compared to 2004. This increase was driven by gas sales to a new large industrial customer.

Total Operations & Maintenance (O&M) expense in 2005 increased $1.2 million compared to 2004. This increase reflects increases in salaries and compensation expenses of $0.6 million, higher retiree and employee benefit costs of $0.5 million and higher other operating expenses, net of $0.1 million.

Depreciation, Amortization, Taxes and Other increased $0.4 million or 1.4% in 2005 compared to 2004 reflecting higher depreciation expenses of $0.6 million, due to increased investment in utility plant additions, partially offset by lower amortization in 2005 on the Company’s regulatory assets related to its former abandoned property investment in Seabrook Station, which became fully-amortized in the third quarter of 2005.

Interest Expense, net, increased $0.1 million, or 1.0% in 2005 compared to last year, principally due to higher interest expense on short-term borrowings partially offset by increased interest income from carrying charges earned on higher levels of regulatory assets.

Earnings for the fourth quarter of 2005 were $2.7 million, an increase of 6.2% over the fourth quarter of 2004. For the fourth quarter of 2005, earnings per share were $0.48 compared with earnings of $0.45 per share for the fourth quarter of 2004.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its unregulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

The following table details total electric sales for 2005 and 2004:

kWh Sales (000’s)

	Fourth Quarter			Total Year
	2005	2004	% Change	2005	2004	% Change
Residential	159,292	153,743	3.6%	688,318	652,763	5.4%
Commercial/Industrial	261,174	257,990	1.2%	1,102,087	1,089,368	1.2%

Total	420,466	411,733	2.1%	1,790,405	1,742,131	2.8%

The following table details total gas sales for 2005 and 2004:

Firm Therm Sales (000’s)

	Fourth Quarter			Total Year
	2005	2004	% Change	2005	2004	% Change
Residential	2,433	2,497	(2.6%)	11,011	11,319	(2.7%)
Commercial/Industrial	3,878	2,934	32.2%	13,321	11,832	12.6%

Total	6,311	5,431	16.2%	24,332	23,151	5.1%

Unitil Corporation

(Amounts In Thousands, except Shares and Per Share Data)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Condensed Financial Data	2005	2004	2005	2004
Operating Revenues	$64,052	$55,989	$232,145	$214,137
Purchased Electric & Gas	45,910	37,053	159,359	143,426
Conservation & Load Management	1,114	1,220	4,115	4,003
Operation & Maintenance	6,211	5,575	24,514	23,297
Depreciation, Amortization, Taxes & Other	6,331	7,832	28,616	28,218

Operating Income	4,486	4,309	15,541	15,193
Interest Expense, Net	1,761	1,716	6,841	6,774
Other	19	43	147	193

Net Income	2,706	2,550	8,553	8,226

Preferred Dividends	39	38	156	215

Earnings Applicable to Common Stock	$2,667	$2,512	$8,397	$8,011

Earnings per Common Share	$0.48	$0.45	$1.51	$1.45

Average Common Shares Outstanding	5,581,530	5,541,200	5,567,718	5,524,835

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.